March 9, 2016
USD Partners LP Announces Fourth Quarter and Full Year 2015 Results
Houston, TX - USD Partners LP (NYSE: USDP) (the “Partnership”) announced today its operating and financial results for the three and twelve months ended December 31, 2015. Highlights with respect to the fourth quarter of 2015 include the following:

•	Acquired strategically-located and complementary crude oil terminal with 900,000 barrels of storage capacity in Casper, Wyoming, for approximately $225 million

•	Increased borrowing capacity by $100 million to a total of $400 million under its senior secured credit agreement

•	Increased quarterly cash distribution to $0.30 per unit ($1.20 per unit on an annualized basis)

•	Reported Adjusted EBITDA of $12.8 million and Distributable Cash Flow of $10.3 million

•	Reported Net Income of $6.7 million

•	Ended quarter with approximately $168 million of available liquidity
“The Partnership’s high quality and predictable cash flows, enhanced by our recent Casper terminal acquisition, enable us to stay focused on the opportunities ahead,” said Dan Borgen, the Partnership’s Chief Executive Officer. “We are pleased with the performance of our assets, our safety record and our ability to deliver growth to our unitholders in 2015.”
Terminalling Services Segment
For the fourth quarter of 2015, the Partnership’s Terminalling services segment generated Adjusted EBITDA of approximately $13.8 million and Income from Continuing Operations of approximately $9.0 million. The Partnership’s Terminalling services segment includes the Hardisty, Casper, San Antonio and West Colton terminals. Fourth quarter results include a partial quarter contribution from the Casper terminal acquisition which closed on November 17, 2015.
Hardisty Terminal
Substantially all of the capacity at the Partnership’s Hardisty terminal is contracted under multi-year, take-or-pay terminal services agreements that extend through mid-2019. All of the terminal services agreements have renewal options and are subject to inflation-based escalators. Approximately 83% of the Hardisty terminal’s utilization is contracted with subsidiaries of five investment grade companies that include major integrated oil companies, refiners and marketers.
The Partnership’s Adjusted EBITDA for the fourth quarter of 2015 includes a net adjustment of $(0.6) million associated with deferred revenues. The adjustment includes cash receipts in excess of charges implied by actual throughput during the quarter, reduced by amounts related to the recognition of previously deferred revenue, as well as adjustments for corresponding pipeline fees payable to Gibson Energy, which are recognized as an expense concurrently with the recognition of revenue.

Adjusted EBITDA attributable to the Hardisty terminal was negatively impacted by the continued decline in the value of the Canadian dollar relative to the U.S. dollar during the fourth quarter, which was partially offset by $1.4 million received from the settlement of derivative contracts the Partnership has put in place to limit the impact of fluctuations in foreign exchange rates.
Casper Terminal
On October 12, 2015, the Partnership announced it had agreed to acquire 100% of the equity interests of Casper Crude to Rail, LLC, or the Casper terminal, for total consideration of approximately $225.0 million, subject to closing adjustments. The purchase price included approximately $210.0 million of cash (from credit facility borrowings and available cash) and approximately 1.7 million limited partner units issued to certain of the sellers. The Partnership closed the acquisition of the Casper terminal on November 17, 2015.
The Casper terminal commenced operations in September 2014 and is supported by multi-year, take-or-pay agreements with primarily investment grade refiner customers. The initial terms of the agreements vary from three to five years, with extension or renewal options for one to three additional years.
Adjusted EBITDA attributable to the Casper terminal for the fourth quarter of 2015 was approximately $2.6 million, which included approximately $0.5 million of one-time transaction expenses associated with the Partnership’s acquisition of the terminal. As previously noted, results for the Casper terminal reflect a partial quarter period beginning November 17, 2015, the acquisition closing date. The Casper terminal is expected to contribute approximately $26 million of Adjusted EBITDA in 2016 based on minimum contracted payments.
San Antonio and West Colton Terminals
Average throughput for the fourth quarter of 2015 was approximately 10,700 barrels per day at the Partnership’s San Antonio terminal and approximately 5,300 barrels per day at the Partnership’s West Colton terminal, which represents increases of approximately 2% and 1%, respectively, relative to the prior quarter.
The Partnership’s San Antonio and West Colton terminals operate under traditional fee for service arrangements that provide a fixed fee per gallon of ethanol transloaded at each terminal.
Fleet Services Segment
During the fourth quarter of 2015, the Partnership’s Fleet services segment generated Adjusted EBITDA of approximately $0.5 million and Income from Continuing Operations of approximately $0.5 million.
The Partnership’s Fleet services segment provides customers with railcars and fleet services related to the transportation of liquid hydrocarbons and biofuels by rail under multi-year, take-or-pay contracts for periods ranging from five to nine years. Our customers typically pay monthly fees per railcar which include a component for railcar use and a component for fleet services.
Capitalization and Liquidity
On November 13, 2015, the Partnership amended its senior secured credit agreement to increase its borrowing capacity by $100 million to a total of $400 million, supported by the Partnership’s existing lenders and by the addition of Goldman Sachs Bank USA to the bank group. The Partnership also reset its ability to request an additional $100 million of incremental revolving credit facility commitments, subject to receiving increased commitments from lenders or other financial institutions and satisfaction of certain conditions. All other terms and conditions of the existing agreement remained unchanged.
As of December 31, 2015, the Partnership had total available liquidity of approximately $168.0 million, subject to continued compliance with financial covenants, including $10.5 million of unrestricted cash and cash equivalents and undrawn borrowing capacity of $157.5 million on its $400.0 million senior secured credit facility. The Partnership had $242.5 million of total debt outstanding as of December 31, 2015.
The Partnership is in compliance with its financial covenants and has no maturities under its senior secured credit facility until July 2019.
As of December 31, 2015, the Partnership had outstanding 11.9 million common units, 10.5 million subordinated units, 185,000 Class A units, 461,136 general partner units and 397,553 phantom units associated with its long-term incentive program.
Fourth Quarter 2015 Distribution
On February 4, 2016, the Partnership announced a $0.30 per unit quarterly cash distribution with respect to the fourth quarter of 2015, or $1.20 per unit on an annualized basis. The distribution represents an increase of $0.0075 per unit over the prior quarter and was paid on February 19, 2016, to unitholders of record as of the close of business on February 15, 2016.
Fourth Quarter 2015 Conference Call Information
The Partnership will host a conference call and webcast regarding its fourth quarter results at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Thursday, March 10, 2016.
To listen live over the Internet, participants are advised to log on to the Partnership’s website at www.usdpartners.com and select the “Events & Presentations” sub-tab under the “Investors” tab. To join via telephone, participants may dial (877) 266-7551 domestically or +1 (339) 368-5209 internationally, conference ID 26214099. Participants are advised to dial in at least five minutes prior to the call.
An audio replay of the conference call will be available for thirty days by dialing (800) 585-8367 domestically or +1 (404) 537-3406 internationally, conference ID 26214099. In addition, a replay of the audio webcast will be available by accessing the Partnership's website after the call is concluded.
About USD Partners LP
The Partnership is a fee-based, growth-oriented master limited partnership formed by US Development Group LLC to acquire, develop and operate energy-related logistics assets, including rail terminals and other high-quality and complementary midstream infrastructure. The Partnership generates substantially all of its operating cash flow from multi-year, take-or-pay contracts for terminalling services. The Partnership’s assets consist primarily of: (i) a crude oil origination terminal in Hardisty, Alberta, Canada, with capacity to load up to two 120-railcar unit trains per day, (ii) a crude oil terminal in Casper, Wyoming, with unit train-capable railcar loading capacity in excess of 100,000 barrels per day and six customer-dedicated storage tanks with 900,000 barrels of total capacity and

(iii) two unit train-capable ethanol destination rail terminals in San Antonio, Texas, and West Colton, California. In addition, the Partnership provides railcar services through the management of a railcar fleet that is committed to customers on a long-term basis.
Non-GAAP Financial Measures
We define Adjusted EBITDA as net income before depreciation and amortization, interest and other income, interest and other expense, unrealized gains and losses associated with derivative instruments, foreign currency transaction gains and losses, income taxes, non-cash expense related to our equity compensation programs, discontinued operations, adjustments related to deferred revenue associated with minimum monthly commitment fees and other items which management does not believe reflect the underlying performance of our business. Adjusted EBITDA is a non-GAAP, supplemental financial measure used by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	our operating performance as compared to those of other companies in the midstream sector, without regard to financing methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash flow to make distributions to our partners;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and our ability to generate incremental cash flows from these opportunities.
We believe that the presentation of Adjusted EBITDA provides information useful to investors in assessing our financial condition and results of operations. We further believe that the presentation of Adjusted EBITDA enhances investors’ understanding of our ability to generate cash for payment of distributions and other purposes. The GAAP measures most directly comparable to Adjusted EBITDA are Net Income and Cash Flows from Operating Activities. Adjusted EBITDA should not be considered an alternative to Net Income, Cash Flows from Operating Activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect Net Income, and these measures may vary among other companies. As a result, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Contact:
Adam Altsuler
Vice President, Chief Financial Officer
(281) 291-3995
aaltsuler@usdg.com

Ashley Means
Director, Finance & Investor Relations
(281) 291-3965
ameans@usdg.com

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including statements related to the expected minimum 2016 Adjusted EBITDA contribution of the Casper terminal, the Partnership’s liquidity, and the Partnership’s ability to execute on its plans. Words and phrases such as “is expected,” “is planned,” “believes,” “projects,” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to the Partnership are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this press release was issued. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include those as set forth under the heading “Risk Factors” in the Partnership’s most recent Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. The Partnership is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

USD Partners LP
Consolidated Statements of Operations
For the Three Months and the Year Ended December 31, 2015 and 2014
(unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(in thousands)
Revenues
Terminalling services	$20,202	$6,945	$58,841	$18,266
Terminalling services — related party	1,690	2,185	5,228	3,499
Railroad incentives	389	142	434	719
Fleet leases	1,890	2,003	7,710	8,788
Fleet leases — related party	889	—	4,123	—
Fleet services	155	145	622	720
Fleet services — related party	617	417	2,840	1,501
Freight and other reimbursables	241	316	1,880	2,141
Freight and other reimbursables — related party	(10)	38	85	464
Total revenues	26,063	12,191	81,763	36,098
Operating costs
Subcontracted rail services	1,726	2,399	7,710	6,994
Pipeline fees	5,590	1,965	17,249	3,625
Fleet leases	2,779	2,003	11,833	8,788
Freight and other reimbursables	231	354	1,965	2,605
Selling, general & administrative	2,699	2,880	9,735	6,905
Selling, general & administrative — related party	1,341	900	4,707	3,903
Depreciation and amortization	2,866	1,294	6,110	2,631
Total operating costs	17,232	11,795	59,309	35,451
Operating income	8,831	396	22,454	647
Interest expense	1,458	1,316	4,368	4,825
Gain associated with derivative contracts	(1,089)	(963)	(5,161)	(1,536)
Foreign currency transaction loss (gain)	180	1,171	(201)	4,850
Income (loss) from continuing operations before provision for income taxes	8,282	(1,128)	23,448	(7,492)
Provision for income taxes	1,607	101	5,755	186
Income (loss) from continuing operations	6,675	(1,229)	17,693	(7,678)
Discontinued operations
Income from discontinued operations	—	152	—	—
Net income (loss)	$6,675	$(1,077)	$17,693	$(7,678)

USD Partners LP
Consolidated Balance Sheets
(unaudited)

	December 31,	December 31,
	2015	2014
ASSETS	(in thousands)
Current assets
Cash and cash equivalents	$10,500	$40,249
Restricted cash	4,640	6,490
Accounts receivable, net	4,333	4,221
Accounts receivable — related party	1,889	134
Prepaid expenses	10,191	4,248
Other current assets	3,908	6,122
Total current assets	35,461	61,464
Property and equipment, net	133,010	84,059
Intangible assets, net	124,581	—
Goodwill	33,970	—
Other non-current assets	1,376	2,757
Total assets	$328,398	$148,280

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable and accrued expenses	$4,092	$3,875
Accounts payable and accrued expenses — related party	232	492
Deferred revenue, current portion	22,158	15,540
Deferred revenue, current portion — related party	5,485	5,256
Other current liabilities	2,914	877
Total current liabilities	34,881	26,040
Long-term debt, net	239,444	78,458
Deferred revenue, net of current portion	2,022	3,656
Deferred revenue, net of current portion — related party	1,542	1,931
Non-current deferred income tax liability	749	—
Total liabilities	278,638	110,085
Commitments and contingencies
Partners’ capital
Common units	141,374	127,865
Class A units	1,749	550
Subordinated units	(93,445)	(90,214)
General partner units	220	12
Accumulated other comprehensive income (loss)	(138)	(18)
Total partners' capital	49,760	38,195
Total liabilities and partners' capital	$328,398	$148,280

USD Partners LP
GAAP to Non-GAAP Reconciliations
For the Three Months and the Year Ended December 31, 2015 and 2014
(unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(in thousands)

Net cash flows from operating activities	$9,927	$(704)	$36,204	$(3,085)
Add (deduct):
Discontinued operations	—	152	—	—
Depreciation and amortization	(2,866)	(1,294)	(6,110)	(2,631)
Gain associated with derivative instruments	1,089	963	5,161	1,536
Settlement of derivative contracts (1)	(1,398)	(344)	(4,283)	(344)
Bad debt expense	—	51	—	(1,424)
Amortization of deferred financing costs	(188)	(179)	(659)	(1,056)
Unit based compensation expense	(293)	(550)	(2,461)	(550)
Deferred income taxes	23	—	(814)	—
Changes in accounts receivable and other assets	(1,424)	3,406	1,274	8,511
Changes in accounts payable and accrued expenses	(452)	(116)	336	2,372
Changes in deferred revenue and other liabilities	2,830	(8,952)	(10,085)	(17,497)
Change in restricted cash	(573)	6,490	(870)	6,490
Net income (loss)	6,675	(1,077)	17,693	(7,678)
Add (deduct):
Interest expense	1,458	1,316	4,368	4,825
Depreciation and amortization	2,866	1,294	6,110	2,631
Provision for income taxes	1,607	101	5,755	186
EBITDA	12,606	1,634	33,926	(36)
Add (deduct):
Gain associated with derivative instruments	(1,089)	(963)	(5,161)	(1,536)
Settlement of derivative contracts (1)	1,398	344	4,283	344
Unit based compensation expense	293	550	2,461	550
Foreign currency transaction loss (gain) (2)	180	1,171	(201)	4,850
Unrecovered reimbursable freight costs (3)	—	141	—	1,616
Deferred revenue associated with minimum commitment fees (4)	(583)	8,130	7,444	9,478
Discontinued operations	—	(152)	—	—
Adjusted EBITDA	12,805	10,855	42,752	15,266
Add (deduct):
Cash paid for income taxes	(1,643)	(16)	(3,995)	(101)
Cash paid for interest	(908)	(1,192)	(3,695)	(3,588)
Maintenance capital expenditures	—	—	—	—
Distributable cash flow	$10,254	$9,647	$35,062	$11,577

(1) The amounts presented represent the gross proceeds received at the time the derivative contracts were settled and do not consider the amounts paid in connection with the initial purchase of the derivative contracts. We purchased the derivative contracts for $122 thousand and $403 thousand with respect to the contracts settled in the three and twelve months ended December 31, 2015, respectively.
(2) Represents the impact of exchange rate fluctuations on U.S. dollar denominated transactions incurred by the Partnership's Canadian subsidiaries, primarily related to the Partnership's Hardisty rail terminal operations.
(3) Represents costs incurred associated with unrecovered reimbursable freight costs related to the initial delivery of railcars in support of the
Hardisty rail terminal.
(4) Represents deferred revenue associated with minimum monthly commitment fees in excess of throughput utilized, which fees are not refundable to the customers. Amounts presented are net of: (a) the corresponding prepaid Gibson pipeline fee that will be recognized as expense concurrently with the recognition of revenue; (b) revenue recognized in the current period that was previously deferred; and (c) expense recognized for previously prepaid Gibson pipeline fees, which correspond with the revenue recognized that was previously deferred.

USD Partners LP
Segment Reconciliations
For the Three Months and the Year Ended December 31, 2015 and 2014
(unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(in thousands)
Adjusted EBITDA
Terminalling services	$13,800	$10,741	$45,347	$15,397
Fleet services	498	331	2,427	1,187
Corporate activities (1)	(1,493)	(217)	(5,022)	(1,318)
Total Adjusted EBITDA	12,805	10,855	42,752	15,266
Add (deduct):
Interest expense	(1,458)	(1,316)	(4,368)	(4,825)
Depreciation and amortization	(2,866)	(1,294)	(6,110)	(2,631)
Provision for income taxes	(1,607)	(101)	(5,755)	(186)
Gain associated with derivative instruments	1,089	963	5,161	1,536
Settlement of derivative contracts (2)	(1,398)	(344)	(4,283)	(344)
Unit based compensation expense	(293)	(550)	(2,461)	(550)
Foreign currency transaction gain (loss) (3)	(180)	(1,171)	201	(4,850)
Unrecovered reimbursable freight costs (4)	—	(141)	—	(1,616)
Deferred revenue associated with minimum commitment fees (5)	583	(8,130)	(7,444)	(9,478)
Income (loss) from continuing operations	$6,675	$(1,229)	$17,693	$(7,678)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
Terminalling Services Segment	2015	2014	2015	2014
	(in thousands)

Adjusted EBITDA	$13,800	$10,741	$45,347	$15,397
Interest expense	(386)	(91)	(2,026)	(3,600)
Depreciation and amortization	(2,866)	(1,294)	(6,110)	(2,631)
Provision for income taxes	(1,670)	(18)	(5,581)	(47)
Gain associated with derivative instruments	1,089	963	5,161	1,536
Settlement of derivative contracts (2)	(1,398)	(344)	(4,283)	(344)
Foreign currency transaction gain (loss) (3)	(129)	(722)	(166)	(4,406)
Deferred revenue associated with minimum commitment fees (5)	583	(8,130)	(7,444)	(9,478)
Income (loss) from continuing operations	$9,023	$1,105	$24,898	$(3,573)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
Fleet Services Segment	2015	2014	2015	2014
	(in thousands)

Adjusted EBITDA	$498	$331	$2,427	$1,187
Interest expense	—	—	—	—
Depreciation and amortization	—	—	—	—
Provision for income taxes	63	(84)	(173)	(140)
Foreign currency transaction gain (loss) (3)	(51)	12	(43)	17
Unrecovered reimbursable freight costs (4)	—	(141)	—	(1,616)
Income (loss) from continuing operations	$510	$118	$2,211	$(552)

(1) Corporate activities represent corporate and financing activities that are not allocated to the established reporting segments.
(2) The amounts presented represent the gross proceeds received at the time the derivative contracts were settled and do not consider the amounts paid in connection with the initial purchase of the derivative contracts. We purchased the derivative contracts for $122 thousand and $403 thousand with respect to the contracts settled in the three and twelve months ended December 31, 2015, respectively.
(3) Represents the impact of exchange rate fluctuations on U.S. dollar denominated transactions incurred by the Partnership's Canadian subsidiaries, primarily related to the Partnership's Hardisty rail terminal operations.
(4) Represents costs incurred associated with unrecovered reimbursable freight costs related to the initial delivery of railcars in support of the Hardisty rail terminal.
(5) Represents deferred revenue associated with minimum monthly commitment fees in excess of throughput utilized, which fees are not refundable to the customers. Amounts presented are net of: (a) the corresponding prepaid Gibson pipeline fee that will be recognized as expense concurrently with the recognition of revenue; (b) revenue recognized in the current period that was previously deferred; and (c) expense recognized for previously prepaid Gibson pipeline fees, which correspond with the revenue recognized